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                                                                      Exhibit 99

                             RIVERWOOD HOLDING, INC.
            RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA
                            (IN THOUSANDS OF DOLLARS)
                                   (UNAUDITED)


                                                    Coated       Container-
                                                     Board          board       Corporate        Total
                                                    --------      --------      ---------      --------
SECOND QUARTER 1999:
   Income (Loss) from Operations                    $ 43,537      $ (3,886)      $(4,397)      $ 35,254
   Add:  Depreciation and amortization                30,910         3,467         1,051         35,428
             Dividends from equity investments            --            --           885            885
             Other non-cash charges (A)                1,025           103           820          1,948
                                                    --------      --------       -------       --------
EBITDA (B)                                          $ 75,472      $   (316)      $(1,641)      $ 73,515
                                                    ========      ========       =======       ========

SECOND QUARTER 1998:
   Income (Loss) from Operations                    $ 17,398      $ (2,711)      $(4,380)      $ 10,307
   Add:  Depreciation and amortization                32,723         2,687           244         35,654
             Dividends from equity investments            --            --           994            994
             Other non-cash charges (A)               15,062           465         1,144         16,671
                                                    --------      --------       -------       --------
EBITDA (B)                                          $ 65,183      $    441       $(1,998)      $ 63,626
                                                    ========      ========       =======       ========

FIRST SIX MONTHS 1999:
   Income (Loss) from Operations                    $ 73,306      $(11,334)      $(7,847)      $ 54,125
   Add:  Depreciation and amortization                61,107         8,382         1,190         70,679
             Dividends from equity investments            --            --           885            885
             Other non-cash charges (A)                  852           206         2,457          3,515
                                                    --------      --------       -------       --------
EBITDA (B)                                          $135,265      $ (2,746)      $(3,315)      $129,204
                                                    ========      ========       =======       ========

FIRST SIX MONTHS 1998:
   Income (Loss) from Operations                    $ 33,970      $ (7,331)      $(9,086)      $ 17,553
   Add:  Depreciation and amortization                62,834         7,476           530         70,840
             Dividends from equity investments            --            --         1,612          1,612
             Other non-cash charges (A)               16,390           751         2,768         19,909
                                                    --------      --------       -------       --------
EBITDA (B)                                          $113,194      $    896       $(4,176)      $109,914
                                                    ========      ========       =======       ========


Notes:

(A) Other non-cash charges include non-cash charges for LIFO accounting, pension, postretirement and postemployment benefits, expenses associated with the write-up of inventory, depletion of prepaid timber and amortization of premiums on hedging contracts deducted in determining net income.

(B) EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the Merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates. EBITDA excludes equity earnings of Igaras from the Company's investment in Igaras but includes dividends actually received from Igaras. The Company believes that EBITDA provides useful information regarding the Company's debt service ability, but should not be considered in isolation or as a substitute for the Condensed Consolidated Statements of Operations or cash flow data.


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